EXHIBIT 10.1

As of February 14, 2001

[Name and Address of Executive Officer]

Dear [Executive Officer]:

This letter agreement shall serve to clarify the terms of the agreement (the "Agreement"), dated as of [Date of Original Agreement], by and between you and Overseas Shipholding Group, Inc. a corporation incorporated under the laws of Delaware with its principal office at 511 Fifth Avenue, New York, New York 10017, by amending clause (A) in the first sentence of Section 4 to read as follows:

"(A) in a lump sum within five (5) days after such termination (or, if such termination occurred prior to a Change in Control, within five (5) days after the Change of Control) (i) three (3) times Executive's highest rate of annual base salary plus target annual incentive compensation in effect within one hundred twenty-one (121) days prior to, or at any time after, the Change of Control (it being understood that the target annual incentive compensation for 2001 is 37 1/2 percent of annual base salary), (ii) subject to submission of documentation, any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and (iii) any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company's policies applicable to the Executive but not yet paid;"

All other terms and conditions contained in the referenced Agreement shall remain in full force and effect.

Very truly yours,

OVERSEAS SHIPHOLDING GROUP, INC.

By:

Title:

I agree and accept the above terms:

[Name of Executive Officer]